Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release:

ADDISON, IL, April 5, 2004 - Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment and chemical manufacturer (“Minuteman”), today announced that it has received a letter from Hako-Werke International GmbH, a German corporation (“Hako-Werke International”), expressing an interest in acquiring all of the outstanding shares of common stock of Minuteman that are not already owned by a subsidiary of Hako-Werke International, for $12.85 per share in cash.  This price represents approximately a 37% premium over the closing price of the common stock on December 31, 2003, and approximately a 15% premium over the closing price on April 2, 2004.  Hako-Werke International owns, through its subsidiary, approximately 68% of the issued and outstanding common stock of Minuteman.

In its letter, Hako-Werke International stated that such an acquisition would most likely involve a cash tender offer by a newly formed U.S. subsidiary of Hako-Werke International for any and all of the outstanding common stock of Minuteman not already owned by Hako-Werke International’s subsidiary.  The closing of such offer would be conditioned on Hako-Werke International beneficially owning 90% of the outstanding shares of the Minuteman’s common stock after the offer’s consummation.  If such condition is met and the tender offer is completed, the acquisition company would complete a “short-form” merger with Minuteman as soon as practicable after the tender offer.  In such merger, all remaining public shareholders of Minuteman would receive the same price per share paid in the tender offer, except for those shareholders who elect to exercise their dissenters’ rights under Illinois law.

Hako-Werke International stated in its letter that it does not currently anticipate the need for a financing condition in connection with the proposed transaction.

The Board of Directors of Minuteman has formed a Special Committee of independent directors to review the offer price and other terms of the proposed transaction.  The Special Committee will retain its own legal counsel and independent financial advisor to assist it in evaluating the proposed transaction on behalf of the public shareholders of Minuteman.

Hako-Werke International stated in its letter that it is not willing to consider any alternative transaction in which it would sell any of the common stock of Minuteman beneficially owned by it to a third party, or that would diminish in any way its ownership interest in Minuteman.

Hako-Werke International has also indicated that, until it commences a tender offer, it reserves its right not to proceed with the proposed transaction for any reason, in its sole and absolute discretion.

This press release is not a substitute for any tender offer statement or other filing that may be made with the Securities and Exchange Commission if the proposed transaction goes forward.  If such documents are filed with the Securities and Exchange Commission, investors are encouraged to read them because they will contain important information.  Any such filings will be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov), the Minuteman’s website (www.minutemanintl.com) or by contacting Minuteman directly.

Minuteman, headquartered in the Chicago suburb of Addison, Illinois is a full-line manufacturer of maintenance products including industrial and commercial vacuums, critical-filter vacuums, sweepers, scrubbers, floor and carpet machines, Minuteman PowerBoss(R) sweepers and scrubbers, Minuteman Parker(R) Litter Vacs(R) and Multi-Clean(R) chemicals for industrial, commercial and institutional facilities.  Minuteman has dealers in more than 60 countries.  More information can be found on the Minuteman website at www.minutemanintl.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  Minuteman believes that forward-looking statements made by it are made upon the basis of reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information concerning these and other factors is contained in Minuteman’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement, and quarterly 10-Q filings, copies of which are available from Minuteman without charge.